Dinosaur Securities, LLC
443 Park Avenue South, 5th Floor ♦ New York, NY 10016
Tele 212.448.9944 ♦ Fax 212.448.9130 ♦ WWW.DINOGROUP.COM

July 2, 2007

Mr. Michael W. Hawkins
Chief Executive Officer
Alternative Construction Company, Inc.
1900 S Harbor City Blvd., Suite-315
Melbourne, FL 32901

Dear Michael,

As we discussed, this is an addendum to our Agreement dated May 11, 2007. In lieu of a cash fee in the amount of 10%, Dinosaur has agreed to a reduced cash fee of 8.0% payable by wire transfer at closing. This 8% equates to $335,000 ($320,000 is 8% of $4 million plus the $15,000 retainer).

If you are in agreement with this addendum, please sign in the space below and fax to me at (212) 448-9130.

Michael H. Hawkins
Chief Executive Officer

Arthur B. Whitcomb, Jr.
Managing Director

We look forward to continuing our working relationship in assisting Alternative Construction achieve both short- term and long-term goals.

Best regards,

Arthur B. Whitcomb, Jr.